Exhibit 99.4

Press release, dec 16, 2015

STATEMENT BY THE BOARD OF DIRECTORS OF ALLENEX AB (PUBL) IN RELATION TO CAREDX INC’S PUBLIC TAKEOVER OFFER

The Board of Directors of Allenex AB (publ) unanimously recommends the shareholders to accept the public takeover offer made by CareDx, Inc.

Background

CareDx, Inc (the “Bidder”), listed on Nasdaq Global Market, USA, has today, through a press release, announced a public takeover offer to the shareholders of Allenex AB (publ), (“Allenex”) to acquire all of the outstanding shares of Allenex (the “Offer”). With the exception of Midroc Invest AB, Fastpartner AB and Xenella Holding AB (jointly the “Majority Shareholders”) the shareholders of Allenex are offered a cash consideration of SEK 2.50 per share (the “Cash Alternative”). As an alternative offer, a cash consideration of SEK 1.731 per share and 0.01298 shares in the Bidder per share in Allenex is offered (the “Mixed Alternative”), which corresponds to a value of SEK 2.42[1] per share in Allenex.

This statement is made by the Board of Directors of Allenex pursuant to section II.19 of the rules concerning takeover bids on the stock market adopted by Nasdaq Stockholm (the “Takeover Rules”).

The Cash Alternative represents a premium of approximately 24 per cent based on the last closing price of the Allenex share on 15 December 2015, being the last trading day prior to announcement of the Offer. Compared to the volume weighted average share price of Allenex during the last month up to and including 15 December 2015 the Cash Alternative represents a premium of approximately 17 per cent, compared to the volume weighted average share price during the last three (3) months up to and including 15 December 2015 the Cash Alternative represents a premium of approximately 16 per cent and compared to the volume weighted average share price during the last six (6) months up to and including 15 December 2015 the Cash Alternative represents a premium of approximately 12per cent. The total value of the Cash Alternative amounts to approximately MSEK 300.7.

The Mixed Alternative represents a premium of approximately 20 per cent based on the last closing price of the Allenex share on 15 December 2015, being the last trading day prior to announcement of the Offer.[2] Compared to the volume weighted average share price of Allenex during the last month up to and including 15 December 2015 the Mixed Alternative represents a premium of approximately 13 per cent, compared to the volume weighted average share price during the last three (3) months up to and including 15 December 2015 the Mixed Alternative represents a premium of approximately 12 per cent and compared to the volume weighted average share price during the last six (6) months up to and including 15 December 2015 the Mixed Alternative represents a premium of approximately 9 per cent. The total value of the Mixed Alternative amounts to approximately MSEK .291.1[3]

The acceptance period for the Offer is expected to run from 10 February 2016 up to and including 2 March 2016. The Offer is conditional upon e.g. that the Offer being accepted to such extent that the Bidder becomes the owner of shares representing more than 78 percent of the total number of shares in Allenex.

The Board of Directors has allowed the Bidder to conduct a due diligence investigation in connection with the preparations for the Offer and the Bidder has in connection therewith also met with the management of Allenex. The Bidder has not received any non-public price-sensitive information in connection with the due diligence investigation.

The Majority Shareholders, who represent approximately 78 per cent of the total number of outstanding shares in Allenex, have undertaken to accept the Offer for a consideration of 0.01298 shares in the Bidder and an initial cash payment of SEK 1.191 per share in Allenex and potential additional future cash payments of up to SEK 0.54 per share in Allenex, based on the achievement of certain commercial and financial milestones during 2016. The Majority Shareholders’ possible total compensation does not exceed the compensation other shareholders may obtain under the Mixed Alternative. The Majority Shareholders’ undertakings are conditional upon that the Offer is being declared unconditional no later than on 8 April 2016.

Oscar Ahlgren, Director of the Board of Directors of Midroc Invest AB and Xenella Holding AB, and Sven-Olof Johansson, CEO and main shareholder of Fastpartner AB and Director of the Board of Directors of Xenella Holding AB, have, due to conflict of interests, based on the above mentioned commitments, not participated in the preparations and issues related to the Offer in the Allenex Board of Directors. All other members of the Board of Directors of Allenex, all of which are independent of the company, the management and the major shareholders in the company, have participated in the handling of the issue and the Board of Directors has therefore been quorate.

For further information regarding the Offer, the Board of Directors refers to the Bidder’s press release which was made public on 16 December 2015 and the offer document which the Bidder will publish and distribute to the shareholders of Allenex.

Effects of the Offer on the Company’s employees etc.

Under the Takeover Rules, the Board of Directors must, based on what the Bidder has expressed in its announcement of the Offer, present its views on the impact the completion of the Offer may have on Allenex, particularly employment, and its views on the Bidder’s strategic plans for Allenex and the impact these could be expected to have on employment and on Allenex’s business locations. Based on what the Bidder has expressed in its Offer announcement, the Board of Directors does not foresee any material changes, due to the completion of the Offer, to the employment and operations on sites where Allenex currently conducts business.

The Board of Directors’ Recommendation

The Board of Directors’ opinion of the Offer is based on a joint assessment of a number of factors that the Board of Directors has considered relevant in relation to the evaluation of the Offer. These factors include, but are not limited to, Allenex’ present position, Allenex’ future capital requirements, Allenex’ expected future development and potential and thereto related possibilities and risks.

It is the Board of Directors’ assessment that Allenex and the Bidder complement each other well, both geographically and in terms of product portfolios. The Board of Directors has also in its overall assessment considered the prospects for Allenex to operate as an independent company and the risks associated therewith. The Board of Directors has noted that the company has shown a steady increase in both sales and operating profit in recent years. The Board of Directors assesses that the trend is likely to remain positive. However, Allenex operates in a highly competitive and changeable market. A stronger financial position than today would be desirable in order to best realize the company’s potential.

The Board of Directors has noted that the Cash Alternative represents a premium of approximately 24 per cent based on the closing price of the Allenex share on 15 December 2015, being the last trading day prior to announcement of the Offer. Compared to the volume weighted average share price of Allenex the last month up to and including 15 December 2015 the Cash Alternative represents a premium of approximately 17 per cent, compared to the volume weighted average share price the last three (3) months up to and including 15 December 2015 the Cash Alternative represents a premium of approximately 16 per cent, and compared to the volume weighted average share price the last six (6) months up to and including 15 December 2015 the Cash Alternative represents a premium of approximately 12 per cent.

The Board of Directors has noted that the Mixed Alternative, valued by the Bidder at a consideration of SEK 2.42[4] per share in Allenex, represents a premium of approximately 20 per cent based on the last closing price of the shares in Allenex on 15 December 2015, being the last trading day prior to announcement of the Offer. Compared to the volume weighted average share price of Allenex during the last month up to and including 15 December 2015 the Mixed Alternative represents a premium of approximately 13 per cent, compared to the volume weighted average share price during the last three (3) months up to and including 15 December 2015 the Mixed Alternative represents a premium of approximately 12 per cent and compared to the volume weighted average share price during the last six (6) months up to and including 15 December 2015 the Mixed Alternative represents a premium of approximately 9 per cent. The Board of Directors would like to draw the shareholders of Allenex’ attention to the fact that the value of the consideration of the Mixed Alternative will vary over time depending on the price of the shares of the Bidder and the SEK/USD exchange rate. Whether the Cash Alternative or Mixed Alternative is preferable for the shareholder shall be based on an assessment by the individual shareholder of Allenex.

The Board of Directors has in its assessment of the Offer also taken into consideration that the Bidder has secured approximately 78 percent of the shares in Allenex by commitments from the Majority Shareholders. In this context, it should be noted that the total compensation, to which the Majority Shareholders may be entitled, may be less than the consideration which other shareholders may receive under the Mixed Alternative.

Based on the above, the Board of Directors unanimously recommends the shareholders of Allenex to accept the Offer.

This statement shall in all aspects be governed by and interpreted in accordance with Swedish law. Any disputes relating to or arising in connection with this statement shall be settled exclusively by Swedish courts.

Stockholm on 16 December 2015

Allenex AB (publ)

The Board of Directors

Adviser

Advokatfirman Lindahl KB is the legal adviser to Allenex.

For additional information, please contact:

Anders Williamsson, chairman of the Board of Directors of Allenex, 0708 – 72 18 65

About Allenex

Allenex is a life science company that develops, manufactures, markets and sells products for safer transplants of organs and bone marrow on the global market. Allenex is listed on NASDAQ Stockholm Small Cap (ticker: ALNX). 55 persons are employed in the Allenex group.

The information in this press release shall be disclosed by Allenex AB (publ) pursuant to the Securities Markets Act and the Takeover Rules. The information was submitted for publication on 16 December 2015, 08.48 am (CET).

[1] Based on the SEK / USD exchange rate of 8.4990 per 15 December 2015 and the closing price of the Bidder’s share in USD 6.25 per 15 December 2015.

[2] Based on the SEK / USD exchange rate of 8.4990 per 15 December 2015 and the closing price of the Bidder’s share in USD 6.25 per 15 December 2015.

[3] Based on the SEK / USD exchange rate of 8.4990 per 15 December 2015 and the closing price of the Bidder’s share in USD 6.25 per 15 December 2015.

[4] Based on the SEK / USD exchange rate of 8.4990 per 15 December 2015 and the closing price of the Bidder’s share in USD of 6.25 per 15 December 2015.